Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Polyone Corporation 2005 Equity and Performance Incentive Plan and to the incorporation by reference therein of our report dated February 22, 2005, with respect to the financial statements of Polyone Corporation included in the Annual Report (Form 10-K) of Polyone Corporation for the year ended December 31, 2004 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cleveland, Ohio
September 13, 2005